Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.


Biogen, Inc.
February 2, 1999
Page 1


               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111

701 Pennsylvania Avenue, N.W.
Washington, D.C. 20004                                  Telephone: 617/542-6000
Telephone: 202/434-730                                  Fax:       617/542-2241
Fax: 202/434-7400



                                        February 2, 1999

Biogen, Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142

Gentlemen:

     We have acted as counsel to Biogen, Inc., a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a post-effective amendment to Registration Statements on Form S-8 (the "Registration Statements"), pursuant to which the Company is filing a resale prospectus with respect to shares previously registered under the Securities Act of 1933, as amended. The Shares are to be sold by certain shareholders of the Company. The Company has not engaged any underwriters in connection with the proposed filing of the Registration Statements. This opinion is being rendered in connection with the filing of the post-effective amendment to the Registration Statements.

     In connection with this opinion, we have examined the Company's Articles of Organization and By-Laws, as amended to date; such records of the corporate proceedings of the Company as we have deemed material; and the Registration Statements and the exhibits thereto filed with the Commission.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, we are of the opinion that, (i)the Shares have been duly and validly authorized by the Company, and (ii) the Shares are, or when issued and paid for in accordance with the terms of the Biogen, Inc. 1985 Non-Qualified Stock Option Plan and any applicable agreements thereto, will be duly and validly issued, fully paid and non-assessable shares of Common Stock, free of preemptive rights.

     Our opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     We understand that you wish to file this opinion as an exhibit to the Registration Statements, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statements.

                                    Very truly yours,

                                    /s/ Mintz, Levin, Cohn, Ferris,
                                        Glovsky and Popeo, P.C.

                                        Mintz, Levin, Cohn, Ferris,
                                        Glovsky and Popeo, P.C.